NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 29, 2007

513-852-7085 (office) or 513-382-7615 (cell)

TWO PUBLIC INTEREST DIRECTORS NAMED

TO FHLBANK CINCINNATI BOARD OF DIRECTORS

CINCINNATI – The Federal Housing Finance Board has appointed two public interest directors to the Board of Directors of the Federal Home Loan Bank of Cincinnati. Appointed were Carl Wick of Dayton, Ohio, and Charles “Bud” Koch of Cleveland, Ohio.

Each will serve a three-year term beginning January 1, 2008.

Wick is currently chairman of the FHLBank Board of Directors. He’s the principal/owner of Wick and Associates Business Consulting. He retired in 1994 after a 28-year career with NCR Corporation, Dayton, Ohio. His final assignment was as a director in the NCR Research and Development Division.

Mr. Wick is a member of the Ohio State Board of Education since 2001 where he currently serves as chair of the Quality High School Committee and serves as the Board’s Federal Legislative Liaison. He’s also a member of the Executive Committee. He’s a senior member of the Institute of Electrical and Electronic Engineers (IEEE) and serves as a member of the IEEE Benefits Committee.

Mr. Wick was appointed to the Board in 2003 and was reappointed in 2004 to a three-year term and in 2006 to a one-year term. He served as the Board’s Vice Chair in 2005 and 2006 and was elected to serve as Chairman in 2007. He chairs the Board’s Information Technology Committee, chairs the Personnel Committee and is a representative of the FHLBank to the Council of Federal Home Loan Banks.

Mr. Koch also returns to the FHLBank Board of Directors. A long-time Ohio bank executive and former FHLBank Chairman, Mr. Koch was elected to the FHLBank board six times, serving from 1990-1995, and 1998-2006. He retired in 2004 as Chairman of Charter One Bank, N.A., of Cleveland, and is a Director of the Royal Bank of Scotland Plc and Assurant Inc. Mr. Koch sits on the boards of John Carroll University and Case Western Reserve University, both in Cleveland. He is past Chairman of Neighborhood Progress Inc. and Village Capital Corp., both of which assist with affordable housing and community investment in Cleveland.

The Board of Directors of the FHLBank Cincinnati has 10 directors elected by the FHLBank’s member financial institutions, and six “public interest” directors appointed by the Finance Board. The public interest directors are selected from nominees who represent consumer or community interest organizations involved in banking services, credit needs, housing, or financial consumer protections.

The FHLBank is an $87 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 731 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $258.6 million for the creation of 42,068 units of lower-income housing through its Affordable Housing Program since 1990, and $6.5 million to help 1,006 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

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This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

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